Exhibit 4.18

SERVICE AGREEMENT

This Service Agreement (this “Agreement”) is entered into as of June 28, 2019 in Beijing, China, by and between:

Party A: Rise (Tianjin) Education Information Consulting Co., Ltd. (“Service Provider”)

Mailing address: Room C209, C210, C213, C214, C217 and C218, 2/F, Building 1, No.8 Huanhe West Road, Airport Economic Zone, Tianjin, China

Party B: Beijing Step Ahead Education Technology Development Co., Ltd. (“Service Recipient”)

Mailing address: No. C01-1, 4/F, 42 Beiyuan Road, Chaoyang District, Beijing, China

Whereas:

1.

Service Provider is a company with adequate financial and other resources in the field of English teaching and training for children, capable of providing valuable and sophisticated educational services solutions to educational institutions and teachers;

2.

Service Recipient engages in the field of English teaching and training for children. Service Recipient agrees to accept Service Provider’s services as specified in this Agreement and utilize Service Provider’s resources to provide services to relevant education and training institutions;

3.

Service Recipient, as the licensor, has entered into franchise agreements with third-party cooperative learning centers (“Cooperative Learning Centers”) as the licensees, and hereby collects franchise fee (“Franchise Fee”) from Cooperative Learning Centers.

This Agreement is entered into by and between Service Provider and Service Recipient (each a “Party” and collectively, the “Parties”) upon mutual consultation to promote the development of education and training and cultivate talents for the society.

1.	Scope of Services

Service Provider shall provide the following services (the “Services”) to Service Recipient:

(1)	Teaching Plan System Services

Service Provider shall develop and provide to Service Recipient teaching plan systems, including, among other things, teaching skills, techniques, operation guidance and codes of conduct used in the teaching process;

(2)	Continuous Research, Development, Implementation and Support Services in Respect of Intangible Assets

Service Provider shall provide guidance to Service Recipient on the teaching plans, courseware or other teaching materials that Service Recipient has legal rights to use in the teaching and training process;

(3)	License of Business Management System Software

Service Provider shall grant Service Recipient the rights to use the business management system software developed by Service Provider for the management of student and teacher resources. Service Recipient may sub-license such rights to Cooperative Learning Centers.

(4)	Sales of Teaching Materials

Service Provider shall provide Service Recipient with textbooks and other training materials (“Teaching Materials”). Service Provider hereby authorizes Service Recipient to collect from Cooperative Learning Centers fees and costs for Teaching Materials, which shall then be paid to Service Provider.

2.	Non-exclusivity

The provision of the Services under this Agreement is non-exclusive. Service Provider may use the Services by itself or provide similar services to any other third party within the area where Service Recipient operates or other areas.

3.	Assignment

Unless otherwise provided herein, Service Recipient shall not assign or transfer any rights or obligations hereunder to any third party without the prior written consent of Service Provider. Service Provider may assign or transfer its rights and obligations hereunder to any third party in connection with, among other things, equity restructuring or business restructuring, without the consent of Service Recipient.

4.	Service Fees

(1)	Amount of Service Fees

a)	Service Fee for Teaching Plan System Services

Service fee for teaching plan system services, as part of the Franchise Fee charged by Service Recipient to Cooperative Learning Centers, amounts to two percent (2%) of the tuition fees collected by Cooperative Learning Centers from their students;

b)	Service Fee for Continuous Research, Development, Implementation and Support Services in Respect of Intangible Assets

Service fee for continuous research, development, implementation and support services in respect of intangible assets, as part of the Franchise Fee charged by Service Recipient to Cooperative Learning Centers, amounts to one percent (1%) of the tuition fees collected by Cooperative Learning Centers from their students.

c)	Royalties for Business Management System Software

Royalties for business management system software, as part of the Franchise Fee charged by Service Recipient to Cooperative Learning Centers, amount to three percent (3%) of the tuition fees collected by Cooperative Learning Centers from their students. Service Provider may, in its sole discretion, waive the royalties for business management system software, provided that such waiver by Service Provider on one or more occasions does not affect Service Provider’s right to collect such royalties in the future;

d)	Fees and Costs for Teaching Materials

Fees and costs for Teaching Materials are calculated at eighty percent (80%) of the prices of Teaching Materials, multiplied by the number of the students enrolled in Cooperative Learning Centers. Service Recipient shall make onward payment of such fees and costs to Service Provider upon its collection thereof on behalf of Service Provider, and Service Provider shall issue invoices for fees and costs for Teaching Materials to the Cooperative Learning Centers.

(2)	Payment of Service Fees

Service Recipient shall pay Service Provider service fees for teaching plan system services, continuous research, development, implementation and support services in respect of intangible assets, royalties for business management system software and fees and costs for Teaching Materials (collectively, “Service Fees”) within ten (10) business days after Service Provider dispatches Teaching Materials to the self-owned learning centers upon the instructions by Service Recipient.

To facilitate the operation of Service Recipient, in the event that Service Recipient incurs losses, Service Provider may agree to waive the obligations of Service Recipient to pay Service Fees to Service Provider.

5.	Payment Methods

Service Recipient shall make the payment of Service Fees through bank remittance or other payment methods to the following account designated by Service Provider:

Account Name: Rise (Tianjin) Education Information Consulting Co., Ltd.

Account Bank: China CITIC Bank (Beijing Shijingshan Sub-branch)

Account Number: 7117410182600004703

6.	Intellectual Property

All the legal rights in respect of the Services shall be owned by Service Provider. Service Recipient does not obtain any intellectual property rights in respect of the Services by entering into this Agreement. All the intellectual property rights created or derived from the provision of the Services, including but without limitation, copyrights, patents, patent applications, trademarks, trademark applications, software, know-how, technology data and commercial secrets, regardless of whether being developed or created by Service Provider or Service Recipient, shall be exclusively and solely owned by Service Provider.

7.	Representations and Warranties

(1)	Service Provider hereby represents and warrants to Service Recipient as follows:

(a)	Service Provider is a limited liability company duly organized and existing under the laws of China.

(b)

Service Provider has legal rights to execute and perform this Agreement. The execution and performance of this Agreement does not contravene the articles of association or other constitutional documents of Service Provider. Service Provider has obtained all necessary and appropriate approvals and authorizations to execute and perform this Agreement.

(c)

The execution and performance of this Agreement by Service Provider will not violate any provisions of laws and regulations, governmental approvals, authorizations, notifications, or any other regulatory documents binding or affecting Service Provider, and will not violate any of its agreements with, or commitments to, any third party.

(d)	This Agreement constitutes legal, valid and enforceable obligations of Service Provider.

(2)	Service Recipient hereby represents and warrants to Service Provider as follows:

(a)	Service Recipient is a limited liability company duly organized and existing under the laws of China.

(b)

Service Recipient has legal rights to execute and perform this Agreement. The execution and performance of this Agreement does not contravene the articles of association or other constitutional documents of Service Recipient. Service Recipient has obtained all necessary and appropriate approvals and authorizations to execute and perform this Agreement.

(c)

The execution and performance of this Agreement by Service Recipient will not violate any provisions of laws and regulations, governmental approvals, authorizations, notifications, or any other regulatory documents binding or affecting Service Recipient, and will not violate any of its agreements with, or commitments to, any third party.

(d)	This Agreement constitutes legal, valid and enforceable obligations of Service Recipient.

8.	Confidentiality

The Parties covenant and confirm that any verbal communications, written documents or electronic information (including but not limited to software codes and any contents contained in the software) relating to this Agreement between the Parties shall be confidential information. Neither Party may disclose any confidential information of the other Party without prior written consent from the other Party, except that: (1) relevant information has been made public not as a result of any fault or disclosure by the information recipient; (2) such disclosure is required under applicable laws or regulations or rules of securities exchanges. Any employees of one Party disclosing any confidential information shall be deemed as the Party disclosing confidential information and such Party shall be liable therefor under this Agreement. This clause shall survive the termination of this Agreement.

9.	Events of Default

Failure by a Party to perform its obligations under this Agreement or any non-compliance of its performance of obligations with this Agreement or any of its representations and warranties under this Agreement being materially untrue or inaccurate shall constitute an event of default. The defaulting Party shall indemnify the non-defaulting Party for all the direct and indirect losses arising from its default. Notwithstanding the foregoing, upon any delay by Service Recipient in its payment of any Service Fees to Service Provider, for each day of delay in such payment, Service Recipient must pay Service Provider liquidated damages at 0.5 percent (0.5%) of the Service Fees that are due and unpaid. In the event that such delay in payment is more than fifteen (15) days, Service Provider may terminate this Agreement. Service Recipient shall be liable for indemnifying Service Provider in full for the losses it incurred therefrom.

Either Party’s failure to exercise the right to claim liquidated damages or indemnification for losses against the other Party shall not be deemed as a waiver of such right.

10.	Termination

This Agreement shall be terminated upon the occurrence of any of the following:

(1)	The validity period of this Agreement expires and the Parties fail to reach an agreement on renewal;

(2)	The Parties mutually agree to terminate this Agreement; or

(3)	Service Provider exercises the right to terminate this Agreement upon a default by Service Recipient.

If this Agreement is terminated by Service Provider upon a default by Service Recipient, Service Provider will not refund the prepaid Service Fees to Service Recipient.

11.	Notice

Any written notice sent by registered or express mail shall be deemed being delivered three (3) business days after the date on which the mail is dispatched (evidenced by the postmark) unless the address on the mailing slip is different from the address specified in this Agreement. Any written notice sent by facsimile shall be deemed being delivered when the receipt is confirmed.

In addition, Service Provider may send any notice by email to the email address provided by Service Recipient in this Agreement, and the notice shall be deemed as being delivered when such email is successfully sent.

The address of each Party for notice purposes shall be as follows:

Service Provider: Rise (Tianjin) Education Information Consulting Co., Ltd.

Address: Room C209, C210, C213, C214, C217 and C218, 2/F, Building 1, No.8 Huanhe West Road, Airport Economic Zone, Tianjin, China

Service Recipient: Beijing Step Ahead Education Technology Development Co., Ltd.

Address: No. C01-1, 4/F, 42 Beiyuan Road, Chaoyang District, Beijing, China

12.	Dispute Resolution and Governing Law

The Parties shall seek to resolve all the disputes arising from or in connection with this Agreement through friendly consultation. In the event that any dispute cannot be resolved through such consultation, such dispute shall be submitted to the Beijing Arbitration Commission (“BAC”) for arbitration pursuant to the then effective arbitration procedures and rules of BAC. The arbitral award shall be final and binding upon the Parties.

13.	Renewal

This Agreement shall be effective as of the date set forth above in this Agreement. The term of this Agreement shall be five (5) years. This Agreement shall be renewed automatically for another five (5) years upon the expiration unless the Parties confirm, in writing, the termination of this Agreement.

14.	Miscellaneous

(1)	This Agreement is executed in two (2) original copies and each Party shall hold one original copy. Both original copies shall have the same legal effect.

(2)	This Agreement shall become effective upon being affixed with both Parties’ corporate seals.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

Party A: Rise (Tianjin) Education Information Consulting Co., Ltd.

(Corporate Seal)

Party B: Beijing Step Ahead Education Technology Development Co., Ltd.

(Corporate Seal)